Exhibit 10.2

ENGLISH TRANSLATION OF THE “ACCORDO QUADRO” ENTERED INTO BY AND BETWEEN FERRARI S.P.A. AND MASERATI S.P.A. ON DECEMBER 4, 2006

FRAMEWORK AGREEMENT

This Framework Agreement (the “Agreement”) is signed on December 4, 2006 between:

(1)	Ferrari S.p.A., with registered office in Via Emilia Est 1163, 41100 Modena (hereinafter “Ferrari”);

and

(2)	Maserati S.p.A., with registered office in Viale Ciro Menotti 322, 41100 Modena (hereinafter “Maserati”).

(Ferrari and Maserati, collectively the “Parties”, each of which a “Party”)

WHEREAS:

(A)	a collaboration agreement currently exists between Ferrari and Maserati designed to achieve efficiencies and economies for intragroup purposes by means of business synergies;

(B)	that agreement involves various areas of the business organization;

(C)	the Parties also intend to continue collaboration after the division between Ferrari and Maserati, which has already taken place;

(D)	it is the Parties’ intention to summarize herein the general principals on which their future collaboration should be based by governing the executive agreements in a general manner in advance.

Now and therefore

THE PARTIES HAVE AGREED UPON THE FOLLOWING

1.	OBJECT OF THE AGREEMENT

The Parties intend to continue their collaboration by the following means:

1.1	Supply Contract

Maserati would like to engage Ferrari, which would like to accept, to provide supplies in the Drivetrains area.

1.2	Service Contracts

Maserati engages Ferrari, which accepts, to render services to Maserati in the following areas:

•	Communications;

•	Communication Systems;

•	Brand Development (governed by the specific “Brand development services contract”);

•	Raw car body painting (governed by the specific “Car body painting services contract”).

1.3	Collaboration Contract

The Parties intend to continue their collaboration in the following areas:

•	Spare Parts;

•	Research and Development.

2.	EXECUTIVE AGREEMENTS

For the areas referred to in Sections 1.1-1.3, the Parties undertake to arrange separate executive supply, service and collaboration contracts which will include the specific services to be provided and the consideration to be paid.

Such agreements shall have the following minimum contents:

2.1	Supply Contract

Drive trains:

supply of all the engines; foundry (base, sub-base, right and left head), Engineering (manufacturing of left and right heads, manufacturing of driveshaft), Assembly (preparation of piston rods and pistons, cylinder heads, camshafts, intake manifold, assembly of base with sub-base, engine completion per specifications).

2.2	Service Contract

The Parties undertake to enter service contracts for the activities stated in Section 1.2. Each service contract will lead to the supply of services, consequently Ferrari will maintain its own organizational autonomy over the personnel in charge of the service, control and disciplinary responsibility. The service will mainly be rendered at Ferrari’s factories using its own tools; the personnel assigned to the service by Ferrari may occasionally visit the Maserati premises to perform controls and inspections and obtain documentation.

2.3	Collaboration Contract

The Parties undertake to sign a contract that governs their collaboration in the areas stated in Section 1.3. To ensure that this collaboration is being properly carried out, the Parties undertake to reciprocally notify each other of the names of the people involved in the processes and exchange all documents or know-how and necessary and useful resources.

2.4	The Supply Contract, the Service Contracts and the Collaboration Contracts shall be referred to in the following collectively as the “Contracts”.

3.	CONTRACT MANAGEMENT

3.1	This Agreement establishes all the general principles applicable to this Agreement and the Contracts to the extent that they are not explicitly and validly derogated in any one of the Contracts; such derogation shall in any case only hold in relation to the Contract in which that derogation appears.

3.2	Save the provisions of Sections 3.1 and 8.5, this Agreement and each of the Contracts constitute stand alone separate entities and understandings. The expiry or valid termination of any one of the Contracts shall leave the remaining Contracts unaltered, valid and fully challengeable by the Parties, unless otherwise provided in the Contracts themselves or logically inferable from the circumstances.

3.3	The Premises shall form an integral and essential part of this Agreement, additionally contributing to the determination of the rights and obligations of the Parties as well as their intentions and prerogatives.

3.4	This Agreement and the Contracts, to the extent that the latter have been validly signed by the Parties and are valid and binding for them, constitute the entirety of the agreements reached between the Parties with reference to the object stated in Article 2.

4.	CONSIDERATION

The consideration and reimbursements together with each and every other economic aspect relating to the supply, the rendering of the services and the collaboration relationships shall be expressly stated in each of the single Contracts.

5.	INTELLECTUAL PROPERTY

5.1	The following shall be established from time to time in respect of relations (current and/or future) forming part of the collaboration contracts (e.g. R&D, engineering, codesign, etc.) and the service contracts (e.g. information systems), with regard to each project/service: (i) who shall be entitled to the ownership of the industrial/intellectual property rights of the project/service, (ii) who shall be entitled to the separable improvements/enhancements and (iii) finally who may commercially exploit the industrial/intellectual property rights as per (i) and (ii).

5.2	Unless otherwise established, and without prejudice to third party rights, Ferrari shall own the industrial/intellectual property rights (and this because services having the exclusive object of realizing an invention, whose intellectual property belongs to the contractor Maserati while Ferrari provides mere services directed towards the result of others, are not part of this accord).

5.3	If pursuant to the previous paragraphs the ownership of the industrial/intellectual property rights – always without prejudice to third party rights – belongs to Ferrari, the means for achieving the commercial exploitation of said rights (to the result) shall be agreed and, where necessary, licenses for the exploitation of patents, models, know-how, etc. shall also be agreed.

5.4	It is agreed that separable inventions due to the sole activity of Maserati shall remain the property of Maserati, but the latter shall grant a free of charge exploitation license to Ferrari if said invention is connected with a discovery used by Ferrari.

5.5	If technologies are shared for mutual exploitation, such shall continue to belong to the respective owner throughout the life of the sharing agreement. If these shared technologies are necessary for exploiting a product of one of the two Parties, the Parties will arrange for the granting of mutual agreements for the exploitation of said technologies.

5.6	In case of technology transfer, without prejudice to the prohibition to assign such to third parties Ferrari may limit the exploitation of the transfer of the technology to one specific field of use (e.g. to model XXX or to all engines having a displacement of YYY); it shall in any case be agreed that if there is a change of control in the structure of Maserati and if the transferred technology has already been applied to the product at the time of the change of control, Maserati or its successors may continue to use it but solely for Maserati brand products.

5.7	In any case Ferrari shall not intervene in order to come to an agreement on the resale price of the goods or on a limitation of production.

5.8	If the secret, substantial and identified know-how of Ferrari, Maserati or its successor is transferred during the collaboration relationship or the service supply relationship, there is the undertaking to keep it secret and immediately return it if the relationship should cease.

5.9	It is noted that even if Maserati personnel and engineers should collaborate in the project/service, the project/service (and in particular the invention) shall not be considered performed (or the invention construed) inside Maserati or by employees of Maserati or the latter’s successors.

6.	CONFIDENTIALITY

6.1	The Parties mutually acknowledge and recognize that during their collaboration they may acquire confidential information, technical information and commercial secrets which are exclusive and confidential as far as the other party is concerned (collectively “Confidential Information”).

6.2	Each of the Parties undertakes not to disclose the Confidential Information to third parties or use it for a period of 3 (three) years from the date of cessation of the Agreement, for any reason whatsoever. In addition, each of the Parties undertakes:

(i)	to deploy suitable measures to prevent the disclosure of the Confidential Information and to ensure that its employees, collaborators and service providers comply with the confidentiality commitment as per this Article 6;

(ii)	to return or destroy all the copies of the Confidential Information at the request of the other Party.

For the purposes of this Article, the following shall not be considered Confidential Information:

(i)	information in the public domain or which has entered the public domain for a reason other than its disclosure to the public or third parties in breach of the Agreement; and/or

(ii)	information that is legitimately owned by the Parties; and/or

(iii)	information that has been autonomously processed without using the Confidential Information; and/or

(iv)	information disclosed as the result of the order of a public authority or as a requirement of law, on condition that, where possible, the disclosure by one Party is preceded by a written communication to the other Party.

6.3	The information and data provided by one Party to the other Party may only be used if strictly related to this Agreement.

6.4	Assuming full responsibility, the Parties confirm – irrevocably and with no exception or objection whatsoever – their respective obligations to the terms of this Article 6, for themselves and for their employees, corporate bodies, executives, representatives, auxiliary workers and people or companies involved by them in any way in this Agreement.

7.	DATA PROTECTION

Disclosure pursuant to article 13 of Legislative Decree no. 196/2003 “Personal Data Protection Code”.

In accordance with article 13 of Legislative Decree no. 196/2003, each of the Parties acknowledges and accepts that the personal data and information regarding the other Party and provided by that Party in performing this Agreement shall be collected, stored and processed by the recipient Party in compliance with the above-mentioned legislation and relative implementation regulations in order to permit the effective performance of the obligations of the Agreement. In relation to the stated purpose, personal data will be processed using suitable hard copy and /or electronic means, with a logic strictly related to such purpose and in any case capable of ensuring the security, secrecy and confidentiality of the data.

Personal data may be transmitted and transferred outside Italy in accordance with current laws and regulations, including to countries which are not members of the European Union.

Providing personal data is mandatory as far as concerns all legal and contractual requirements, and accordingly the failure to provide consent to the processing and communication of personal data and information will lead to the impossibility of one Party to fulfil the obligations deriving from its relation with the Party that does not provide such data.

Each of the Parties may however avail itself at any time of its rights under section 7 of Legislative Decree no. 196/2003 and may request the erasure, rectification, updating or integration of its data.

The data controllers shall be respectively:

Ferrari S.p.A. with registered office at Via Emilia Est 1163, Modena. The data supervisor is Mr. Mario Almondo, with domicile for such position at that registered office.

Maserati S.p.A. with registered office at Viale Ciro Menotti 322, Modena. The data supervisor is Mr. Luigi Torlai with domicile for such position at that registered office.

8.	EFFECTIVE DATE, DURATATION, TERMINATION AND CONSEQUENCES

8.1	This Agreement shall come into force on January 2, 2006 and shall be fully valid and effective for as long as at least one of the Contracts is still in force and up until the expiry date – which in any case shall have passed – of the last of such.

8.2	Either of the Parties may withdraw from this Agreement at any time with immediate effect in the case of the total or partial cessation of the industrial or commercial activity of any one of the two or its attested insolvency, even if not yet declared by way of a sentence of bankruptcy, receivership, creditors’ composition or liquidation.

8.3	In the event of remediable contractual breaches of this Agreement or the Contracts, the Party requesting performance shall provide the non-performing Party with a reasonable period of time, but in any case not less than 30 (thirty) working days, to properly fulfil its obligations. In the event of non-remediable breaches or remediable contractual breaches for which remedy has not been provided within the allocated time period stated in this Section 8.3, pursuant to and in accordance with article 1456 of the Italian civil code the Party requesting performance shall be entitled to terminate this Agreement at any time by means of a registered letter with acknowledgement of receipt sent to the non-performing Party.

8.4	Any decision by one of the Parties not to contest the non-performance of the other Party shall not deprive the Party that is not the non-performing Party of the termination right under the terms of this Agreement in the event of a subsequent similar or different act of non-performance by the other Party, nor of the right to request the performance of each and every obligation of the other Party under this Agreement or the Contracts.

8.5	Ferrari shall additionally have the option to terminate this Agreement and/or each of the Contracts (also separately) giving notice of 30 (thirty) calendar days if there is a change of control in the shareholding structure of Maserati. It is agreed that if the mentioned change in the ownership structure of Maserati should take place, the valid termination of this Agreement shall cause eo ipso the termination of each and every one of the Contracts without the need for providing specific cancellation, given nevertheless that the consequences of the termination of each of the Contracts shall be determined on the basis of the specific contractual obligations.

9.	DAMAGES

Compensation for damages shall solely be due in the case of the willful misconduct or gross negligence of the non-performing Party. In no case may the amount of the compensation exceed the consideration of the non-performing Party as established in the Contracts in force at the time when the damage originated.

10.	FORCE MAJEURE AND TERMINATION

Neither of the Parties shall be considered responsible in the event of a failure to perform or a delay in the performance of its contractual obligations in the event in which such non-performance or delay is attributable to causes of force majeure.

11.	INDEPENDENCE

11.1	This Agreement shall not create and/or shall not be construed as establishing a special or fiduciary relationship between the Parties. Ferrari and Maserati remain independent contractors and nothing in this Agreement is or can be understood as construing that one of the Parties is the agent, legal representative or otherwise representative, proxy, subsidiary, member of a joint venture, partner, worker or employee of the other in any capacity.

11.2	For the entire duration of this Agreement, Ferrari and Maserati shall act as an independent contractor with respect to all third parties. Nothing in this Agreement shall authorize either of the Parties to enter agreements, pledge guarantees or assume commitments on behalf of the other Party or assume debts or other obligations in the name of the other Party, unless previously authorized by that other Party.

11.3	Unless previously authorized in writing by the other Party, Ferrari and/or Maserati shall not be entitled to use the name of the other Party or any other denomination pertinent to the other Party nor may they make mention of the principle and means of participation of the other Party in this Framework Agreement.

12.	GENERAL MATTERS

12.1	Validity

If any of the Sections of this Agreement is (or subsequently becomes) null and void, annullable, invalid, illegal or in any case ineffective, it shall be excluded from this Agreement and shall not have any consequence on the other Sections of the latter. The provision judged ineffective shall be replaced by a valid provision, which shall enable the result sought by the cancelled provision to be achieved to the greatest extent possible; if this should turn out to be impossible, the Agreement shall remain fully valid and operational without the excluded provision to the extent that this does not make it objectively impossible to execute the Agreement.

12.2	Amendments

This Agreement may only be amended or extended on the basis of a written document signed by both Parties.

12.3	Parties

This Agreement is binding and shall be to the benefit of the Parties and their respective successors for any reason or cause whatsoever, except for the provisions of Section 8.5; these shall be bound to hold to the conditions contained in such. In this respect each of the Parties undertakes in any case to immediately notify the other Party as to any important fact, without prejudice to the rights provided by this Agreement.

12.4	Communications

Any notice or communication issued on the basis of this Agreement shall be carried out by means of a registered letter with acknowledgement of receipt or fax sent to the addresses indicated at the introduction to this Agreement and shall be understood to have been received at the date stated on the acknowledgement of receipt for a registered letter or at the date stated on the dispatch confirmation for a fax, or shall be sent to the addresses or fax numbers that each Party may subsequently notify to the other Party in the above-mentioned forms.

13.	APPLICABLE LAW AND ARBITRATION CLAUSE

13.1	This Agreement and all relationships between the Parties shall be governed by Italian law.

13.2	All disputes deriving from this Agreement, including those relating to its validity, interpretation, performance and termination, shall be remitted to a sole arbitrator in accordance with the National Arbitration Rules of the Chamber of National and International Arbitration of Milan which the Parties state they know and fully accept. The sole arbitrator shall proceed according to standard procedures and in accordance with the law.

14.	DECLARATION PURSUANT TO LEGISLATIVE DECREE NO. 231/2001

Each Party declares that it knows the contents of Legislative Decree no. 231 of June 8, 2001 and its implications for the other Party; in this respect, it declares that neither itself not its directors have ever been implicated in judicial proceedings relative to any type of offence contemplated by such.

Each Party also declares that it knows the Organization, Management and Control Model pursuant to Legislative Decree no. 231/2001 adopted by the company (hereinafter the “Model”), as well as the “Code of Conduct of the Fiat Group” (adopted by Fiat S.p.A. by way of a resolution of its board of directors dated December 10, 2002), applicable to the whole Group and transposed by Ferrari by way of a resolution of its board of directors dated March 19, 2003 (hereinafter the “Code of Conduct”).

The Parties undertake to keep to a conduct compliant with the provisions and prescriptions contained in Legislative Decree no. 231/2001, the Model and the Code of Conduct for the entire duration of the Agreement.

The failure of either one of the Parties to comply with any one of the provisions of said decree, Model and/or Code of Conduct will lead to serious non-performance of the obligations of this Agreement and will entitle the other Party to terminate the Agreement with immediate effect pursuant to and in accordance with article 1456 of the Italian civil code, without in any case prejudicing the rights to compensation for damages should harmful consequences derive to it as the result of the conduct.

Read, approved and signed on the date indicated at the introduction to this Agreement with full and irrevocable binding effect for the Parties.

/s/ Amedeo Felisa	/s/ Roberto Ronchi

Ferrari S.p.A Amedeo Felisa General Manager	Maserati S.p.A Roberto Ronchi Chief Executive Officer

After verifying the contents of the following provisions of the Agreement the Parties explicitly approve them in accordance with the provisions of articles 1341 and 1342 of the Italian civil code:

Article 5	Intellectual property
Section 8.3	Express termination clause
Article 9	Damages
Article 13	Applicable law and arbitration clause

/s/ Amedeo Felisa	/s/ Roberto Ronchi

Ferrari S.p.A Amedeo Felisa General Manager	Maserati S.p.A Roberto Ronchi Chief Executive Officer